Exhibit 99.2

CONTACT:	FOR IMMEDIATE RELEASE

Joseph W. Kaufmann

President and Chief Executive Officer

(484) 713-2100

KENSEY NASH ANNOUNCES DIRECTOR RESIGNATION

EXTON, PA, February 4, 2009 — Kensey Nash Corporation (NASDAQ: KNSY), a leading medical technology company that provides innovative solutions and technologies for a wide range of medical procedures, today announced the resignation of Mr. Jeffrey C. Smith, Partner and Portfolio Manager of Ramius LLC, from its Board of Directors.

Mr. Smith became a director of Kensey Nash in December 2007 and was a member of the Corporate Governance and Nominating Committee as well as a member of the Strategic Planning Committee. Mr. Smith advised the Company that he has resigned from the Board and Board committees given time constraints and other responsibilities that demand his attention.

“On behalf of the Board, I would like to thank Jeff for his service and contributions to Kensey Nash and wish him well with his future endeavors,” stated Joe Kaufmann, President and CEO.

“Over the past 14 months, the Company has accomplished a great deal in a relatively short period of time including successfully executing on the sale of the Endovascular products segment and materially increasing cash flow and earnings,” commented Jeff Smith. “At this time, I must shift my focus to other opportunities which demand my attention. I enjoyed serving on the Board of Directors and look forward to monitoring the Company’s continued success.”

About Kensey Nash Corporation. Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily sports medicine, spine, and endovascular markets. Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.